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                                                                    EXHIBIT 11.1

                              SPECTRAN CORPORATION
                         EARNINGS PER SHARE CALCULATION


         The following is a calculation of earnings per share for the nine months and three months ended September 30, 1995 and 1994.

                                                                  Nine Months Ended               Three Months Ended
                                                                    September 30,                    September 30,
                                                             ---------------------------       --------------------------
 Calculation of Primary Earnings per Share                       1995             1994             1995             1994
 -----------------------------------------                       ----             ----             ----             ----
 Average common shares outstanding                            5,280,048        5,201,002        5,353,103        5,207,409
 Shares assumed to be repurchased under treasury
 stock method for stock options and stock purchase
 warrants                                                       129,537               --          125,342               --
                                                             ----------       ----------        ---------       ----------
 Total Shares                                                 5,409,585        5,201,002        5,478,445        5,207,409
                                                             ==========       ==========        =========       ==========
 Net Income (loss)                                           $  269,970       $ (265,025)       $ 178,837       $ (720,374)
                                                             ==========       ==========        =========       ==========
 Per Share Amount                                                  $.05            $(.05)            $.03            $(.14)
                                                                   ====            ======            ====            ======


 Calculation of Fully Diluted Earnings per Share
 -----------------------------------------------

 Average common shares outstanding                           5,280,048        5,201,002         5,353,103       5,207,409

 Shares assumed to be repurchased under treasury
 stock method for stock options and stock purchase
 warrants                                                       78,653              --             67,187              --
                                                             ---------        ---------         ---------       ---------
 Total Shares                                                5,358,701        5,201,002         5,420,290       5,207,409
                                                             =========        =========         =========       =========
 Net Income (loss)                                           $ 269,970        $(265,025)        $ 178,837       $(720,374)
                                                             =========        ==========        =========       =========
 Per Share Amount                                                 $.05            $(.05)             $.03           $(.14)
                                                                  ====            =====              ====           =====